Exhibit 10.4

Monroe Federal Savings and Loan Association

Amended and Restated Director Retirement Plan

Monroe Federal Savings and Loan Association (the “Bank”) established the Monroe Federal Savings and Loan Association Director Retirement Plan for members of its Board of Directors (the “Board”) effective April 1, 2001, as amended and restated effective January 1, 2005, and as further amended and restated effective December 21, 2020 (the “Plan”).

ARTICLE I
PLAN PARTICIPANTS

Attached hereto as Schedule A is a list of the Directors who participate in the Plan. The Directors listed on Schedule A shall be referred to hereinafter as “Participants”.

ARTICLE II
PLAN BENEFITS

Each Participant eligible for benefits under the Plan shall receive monthly payments for a ten year period certain equal to one half (1/2) of the regular monthly Director's fee as determined by the Board from time to time. This benefit shall be known as the “Retirement Benefit.” The amount of the Retirement Benefit shall be determined based on the Director's fee as of the Participant's Separation from Service (as defined in paragraph H(c) of Article IV) with the Bank as a Director. The Retirement Benefit shall commence on such date as set forth in Article IV below and shall be paid in installments on the first day of each month thereafter.

ARTICLE III
VESTING

A Participant shall be vested in his Retirement Benefits as follows: 50% vesting upon the completion of six years of service as a Director of the Bank; 75% vesting upon the completion of nine years of service as a Director of the Bank; and 100% vesting upon the completion of 12 years of service as a Director of the Bank. Years of service: (i) as a Director of the Bank prior April 1, 2001 (the original effective date of the Plan), and (ii) as a Director of the Bank, even if the Director is also an employee of the Bank, will be credited for the purpose of determining the vesting schedule under the Plan.

ARTICLE IV
DISTRIBUTION OF ACCOUNTS

A.           A Participant will begin receiving vested benefit payments on the first day of the month immediately following the Participant's (1) attainment of age 62 or (2) Separation from Service with the Bank as a Director, whichever is later, unless the Separation from Service is for Cause. Notwithstanding the foregoing, subject to the vesting provisions of Article III, a Participant may begin receiving vested benefit payments on the first day of the month following his Disability (as defined below).

B.            The Bank shall make Retirement Benefit payments to Participant until Participant has received 120 monthly payments and, thereafter, the payments shall cease; provided, however, that if Participant dies prior to receiving payments of the Retirement Benefit for a 120 month period the Bank shall make a lump sum cash payment of the present value of the remaining Retirement Benefits (the “Death Benefit”) to the Participant's designated beneficiary (or if none, the Participant's estate) within 90 days following the date of the Participant's death. Notwithstanding the foregoing, if the designated beneficiary dies before the Death Benefit has been paid to him, the Death Benefit shall be payable to the designated beneficiary's estate. If the Participant's Retirement Benefit payments have not yet commenced and the Participant dies, the designated beneficiary shall receive the Death Benefit payable in a lump sum cash payment equal to the present value of 100% of the Participant's vested Retirement Benefit within 90 days following the date of the Participant's death. If the Participant does not have a designated beneficiary, the Death Benefit shall be paid to the Participant's estate.

C.            The Bank's Board may terminate the Participant's employment at any time, but any termination by the Bank's Board other than termination for Cause (as defined below), shall not prejudice the Participant's right to compensation or other benefits under the Plan. The Participant shall have no right to receive compensation or other benefits for any period after termination for Cause.

D.           If the Participant is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)) the Bank's obligations under the Plan shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Participant all or part of the compensation withheld while its Plan obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

E.            If the Participant is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under the Plan shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

F.            If the Bank is in default (as defined in section 3(x)(l) of the Federal Deposit Insurance Act), all obligations under the Plan shall terminate as of the date of default, but this Article IV Section F shall not affect any vested right of the contracting parties.

G.           All obligations under the Plan shall be terminated, except to the extent determined that continuation of the Plan is necessary for the continued operation of the Bank

a.	by the Director of the Office of Thrift Supervision, Department of the Treasury or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

b.	by the Director of the Office of Thrift Supervision, Department of the Treasury or his or her designee, at the time the Director of the Office of Thrift Supervision, Department of the Treasury or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the Office of Thrift Supervision, Department of the Treasury to be in an unsafe or unsound condition.

Any rights of the parties that have already vested, however, shall not be affected by such action.

H.            For purposes of this Plan, the following words shall have the meaning set forth below:

a.	“Cause” means termination because of the Participant's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease- and-desist order, or material breach of any provision of the Plan.

b.	“Disability” means a Participant has become disabled within the meaning of Code Section 409A. For these purposes, a Participant is disabled when the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank (or would be eligible to receive such benefits if the Participant was a participant in such plan); or (iii) is determined to be disabled by the Social Security Administration.

c.	“Separation from Service” shall mean, consistent with Code Section 409A(a)(2)(A)(i), the Participant's retirement or termination of service from the Board following a resignation from the Board or failure to be reappointed or reelected to the Board. For these purposes, a Participant shall not be deemed to have a Separation from Service if the Participant serves on the Board of the Bank or any member of a controlled group of corporations with the Bank within the meaning of Treasury Regulations §1.409A-1 (a)(3).

ARTICLE V
CHANGE IN CONTROL

A.          Upon a Change in Control, all benefits will be 100% vested and paid out in a lump sum cash payment within 30 days following the Change in Control. For purposes of this Article, Change in Control shall mean (1) a change in ownership of the Bank under paragraph (a) below, or (2) a change in effective control of the Bank under paragraph (b) below, or (3) a change in the ownership of a substantial portion of the assets of the Bank under paragraph (c) below:

a.	Change in the ownership of the Bank. A change in the ownership of the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; or

b.	Change in the effective control of the Bank. A change in the effective control of the Bank shall occur on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A- 3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing 30% or more of the total voting power of the stock of the Bank; or (ii) a majority of members of the Bank's Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's Board of Directors prior to the date of the appointment or election, provided that this sub-paragraph (b) is inapplicable where a majority shareholder of the Bank is another corporation; or

c.	Change in the ownership of a substantial portion of the Bank's assets. A change in the ownership of a substantial portion of the Bank's assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

Notwithstanding the foregoing, the formation of a mutual holding company will not constitute a Change in Control.

B.           Notwithstanding anything in this Article to the contrary, a Participant who is asked to resign by the Board to accommodate an acquisition or merger that does not satisfy the definition of a Change in Control will be 100% vested in all Retirement Benefits if he resigns. The Participant's Retirement Benefits will be paid in accordance with Article IV of the Plan.

C.           The Bank shall not merge or consolidate with any other corporation, or in any way be acquired by any other corporation, unless and until such corporation expressly assumes the duties and obligations of the Bank herein set forth.

ARTICLE VI
INSOLVENCY

Benefit payments to a Participant and his beneficiaries will cease if the Bank is Insolvent. The Bank shall be considered “Insolvent” for purposes of this Trust Agreement if (1) the Bank is unable to pay its debts as they become due or (2) the Bank is subject to a pending proceeding as a debtor as defined in Article 3(x)(l) of the Federal Deposit Insurance Act.

ARTICLE VII
ADMINISTRATION OF THE PLAN

A.            The Board shall appoint one or more employees of the Bank to act as the Plan Administrator. The Plan Administrator shall be responsible for the general operation and administration of the Plan, and shall have such powers as are necessary to discharge its duties under the Plan, including, without limitation, the following:

(1)	With the advice of the general counsel of the Bank, to construe and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment of any benefits hereunder, to prescribe rules and procedures to be followed by Participants and their beneficiaries under the Plan, and to otherwise carry out the purposes of the Plan; and

(2)	To appoint or employ individuals to assist in the administration of the Plan and any other agents deemed advisable.

The decisions of the Plan Administrator shall be binding and conclusive upon all Participants, beneficiaries and other persons.

B.             Any Participant claiming a benefit, requesting an interpretation or ruling, or requesting information, under the Plan, shall present the request in writing to the Plan Administrator, which shall respond in writing as soon as practicable. If the claim or request is denied, the written notice of denial shall state the following:

(1)	The reasons for denial, with specific reference to the Plan provisions upon which the denial is based;

(2)	A description of any additional material or information required and an explanation of why it is necessary; and an explanation of the Plan's review procedure.

The initial notice of denial shall normally be given within 90 days after receipt of the claim. If special circumstances require an extension of time, the claimant shall be so notified and the time limit shall be 180 days. Any person whose claim or request is denied, or who has not received a response within 30 days, may request review by notice in writing to the Plan Administrator. The original decision shall be reviewed by the Plan Administrator, which may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing. The decision on review shall ordinarily be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be extended to 120 days. The decision on review shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE VIII
AMENDMENT OR TERMINATION

A.            The Bank intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Bank, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution or such later date as the resolution may expressly state.

B.             No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or his beneficiaries of all or any portion of his benefit as determined as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of Benefits shall be made to Participants or their beneficiaries in the manner and at the time described in Article IV as if each Participant's service on the Board had then terminated. The Bank shall continue to pay Benefits until each Participant and/or beneficiary has received the full amount to which they are entitled under the Plan. Notwithstanding the foregoing, the Bank may, in its discretion, elect to terminate the Plan in any of the following three circumstances below and accelerate the payment of the entire unpaid balance or payment of the Participant's benefit as if the Participant had Separated from Service as of the date of the Plan termination and in accordance with Section 409A of the Code:

(1)	the Plan is irrevocably terminated by Board action within the 30 days preceding a Change in Control and (i) all arrangements sponsored by the Bank that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1 (c)(2) are terminated, and (ii) the Participant and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date the Bank irrevocably takes all necessary action to terminate the Plan and the other aggregated arrangements;

(2)	the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Bank and (i) all arrangements sponsored by the Bank that would be aggregated with the Plan under Treasury Regulation Section 1.409A-l(c) if the Participant participated in such arrangements are terminated, (ti) no payments are made within 12 months of the date the Bank takes all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (iii) all payments are made within 24 months of the date the Bank takes all necessary[7] action to irrevocably terminate the arrangements, and (iv) the Bank does not adopt a new arrangement that would be aggregated with the Plan under Treasury Regulation Section 1.409A-l(c) if a Participant participated in both arrangements, at any time within three years following the date the Bank takes all necessary action to irrevocably terminate the Plan; or

(3)	the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(l)(A), provided that the amounts deferred by a Participant under the Plan are included in the Participant's gross income in the later of (i) the calendar year in which the termination of the Plan occurs, or (ii) the first calendar year in which the payment is administratively practicable.

ARTICLE IX
MISCELLANEOUS

A.           Any provision of this Plan prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

B.            The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Bank for payment of any benefits hereunder. The right of a Participant or his beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Bank, and neither the Participant nor a beneficiary shall have any rights in or against any specific assets of the Bank.

C.             Nothing contained in the Plan shall constitute a guaranty by the Bank, the Board, the Plan Administrator, or any other person or entity, that the assets of the Bank will be sufficient to pay any benefit hereunder. No Participant or beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.

D.            Establishment of the Plan shall not be construed to give any Participant the right to be retained as a member of the Board.

E.             Benefits payable to a Participant or beneficiaries under this Plan may jiot be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

F.             The Plan shall be construed and administered under the laws of the State of Ohio, except to the extent preempted by federal law.

G.             If any person entitled to a payment under the Plan is deemed by the Bank to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Bank may provide for such payment or any part thereof to be made to any other person or institution that is contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Bank, the Board, the Plan Administrator and the Plan therefore.

H.            Each Participant or beneficiary shall keep the Plan Administrator informed of his current address. The Plan Administrator shall not be obligated to search for the whereabouts of any person.

I.              Notwithstanding any of the preceding provisions of the Plan, none of the Bank, any member of the Board, any Plan Administrator or any individual acting as an employee or agent of the Bank, the Board or the Plan Administrator, shall be liable to any Participant, former Participant, or any beneficiary or other person for any claim, loss, liability or expense incurred by such Participant, or beneficiary or other person in connection with the Plan.

J.              The Plan shall not be construed to affect any right that any Participant may otherwise have to participate in, or under, any other retirement plan or agreement that the Bank may now or hereafter offer.

K.             The Plan and provisions hereunder shall be binding upon the Participant and the Participant's respective heirs, executors, administrators or successors.

L.             Any notice under the Plan shall be in writing, or by electronic means, and shall be received when actually delivered, or mailed postage paid as first class U.S. Mail. Notices shall be directed to the Bank at its principal business office at 24 East Main Street P.O. Box 119 Tipp City, OH 45371-0019 to a Director at the address on file with the Bank, and to a beneficiary entitled to benefits at the address stated in the Participant's beneficiary designation, or to such other addresses any party may specify by notice to the other parties.

M.            This Plan shall permit the acceleration of the time or schedule of a payment to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. Such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

N.             Payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); or (v) for any other purpose set forth in the Treasury Regulations under Code Section 409A and subsequent guidance.

ARTICLE X
FIDUCIARY RESPONSIBILITY AND LIABILITY

In carrying out its responsibilities under the Plan, the Bank, the Board, the Plan Administrator and any other fiduciary hereunder shall act solely in the interest of the Participants and their designated beneficiaries and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

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IN WITNESS WHEREOF, the Plan has been executed on behalf of the Bank on December 21, 2020.

MONROE FEDERAL SAVINGS AND LOAN ASSOCIATION

/s/ Lewis R. Renollet
By: Lewis Renollet
President and Chief Executive Officer